Exhibit 10.1

COLDWATER CREEK INC.

2008 INCENTIVE AWARD PROGRAM FOR EXECUTIVES

The 2008 Incentive Award Program is available to executive officers. Under the 2008 Incentive Award Program, an executive’s bonus will be based on the company’s achievement of minimum levels of operating results before interest and taxes during the first and second halves of fiscal 2008. The Company-wide performance goals are the same for all participants, although individual bonus target amounts are established by the Compensation Committee for each executive. If performance does not exceed a minimum level, no bonus will be awarded under the program. Individual performance will be assessed at mid-year and at year end, and an individual’s award may be reduced by up to 25% based on his or her performance.